Exhibit 1.1

ASSIGNMENT AND ASSUMPTION OF RIGHTS AGREEMENT

KNOW ALL MEN BY THESE PRESENTS, that Spherix Incorporated, a Delaware corporation (hereinafter referred to as the “Company”), is party to that certain Rights Agreement, effective January 1, 2013 (valid through December 31, 2017, referred to herein as the “Rights Agreement”) with Equity Stock Transfer (“EST”), as publicly disclosed and filed by the Company on Form 8-K with the Securities and Exchange Commission on January 30, 2013.

Under the terms of the existing Rights Agreement, including Sections 19 and 21 thereunder, the Company is permitted to terminate and replace the existing Rights Agent (as such term is defined in the Rights Agreement).

In accordance with the terms of the Rights Agreement, the Company terminates EST effective as of as of July 15, 2016, and appoints Transfer Online Inc. (“Assignee”) as its new Rights Agent.

TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns, forever.

Transfer Online Inc. accepts and acknowledges its assignment and appointment as the Company’s new Rights Agent, effective as of July 15, 2016 in consideration of good and valuable consideration to it, the receipt whereof is hereby acknowledged.

The Assignee, by the acceptance hereof, hereby confirms its appointment pursuant to Sections 19 and 21 of the Rights Agreement, and assumes the performance of all the terms, duties, powers, covenants, obligations and conditions imposed upon it pursuant to the Rights Agreement and this Assignment and Assumption Agreement, and Assignee further agrees to perform all the terms, obligations, duties, powers, services, covenants and conditions required it pursuant to the terms of the Rights Agreement in all respects and with the same effect as though the Assignee had executed the Rights Agreement as the Rights Agent originally named therein.

This document may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

This Assignment and Assumption Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to contracts to be made and performed entirely within Delaware.

[SIGNATURE PAGE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Assignor and Assignee have hereunto caused this Assignment and Assumption of Contract to be executed this 16th day of June, 2016.

SPHERIX INCORPORATED

By: Anthony Hayes
Chief Executive officer

TRANSFER ONLINE INC.

By:
Its: